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                                                                     Exhibit 5.1






                                  July 31, 1997



Quantum Corporation
500 McCarthy Boulevard
Milpitas, California 95035

            RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 1, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 5,800,000 additional shares of your Common Stock, par value $.01 per share (the "Shares"), reserved for issuance under the Employee Stock Purchase Plan (the "Plan"). As your counsel in connection with this filing, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan.

        It is our opinion, when issued and sold in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                Very truly yours,

                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation